EXHIBIT 99.1

Contact:	Mark A. Kopser Senior Vice President and Chief Financial Officer or Richard J. Sirchio Treasurer and Vice President/Investor Relations (972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL ENTERS PARTNERSHIP AGREEMENT WITH
OKLAHOMA’S LARGEST NOT-FOR-PROFIT HEALTH SYSTEM

Dallas, Texas (August 2, 2004) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced that it has entered into a partnership agreement with INTEGRIS Health and local physicians. INTEGRIS Health is Oklahoma’s largest not-for-profit health system. Under the terms of the agreement, United Surgical Partners has purchased an ownership interest in two facilities located in Oklahoma City, Oklahoma, which are currently being managed by United Surgical Partners International. The two facilities include Oklahoma Center for Orthopedic and Multi-specialty Surgery, a four operating room 10-bed surgical facility, and Southwest Ambulatory Surgery Center, a two operating room surgery center.

     Commenting on the announcement, William H. Wilcox, United Surgical Partners International’s chief executive officer, said, “We are excited about partnering with such a high quality health system and group of physicians. With this transaction, the number of not-for-profit health systems with which United Surgical Partners has partnered is increased to 21. We continue to believe that our strategy of partnering with regionally respected healthcare systems continues to benefit everyone – our company, the healthcare system, the physicians and the patients treated at our facilities.”

     United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 81 surgical facilities in the United States, Spain and the United Kingdom. Of the Company’s 69 domestic facilities, 41 are jointly owned with 21 not-for-profit healthcare systems. After the completion of the Chicago and Spain transactions, which are expected in the third quarter, the Company will have ownership interest in or operate 77 surgical facilities, including three facilities in the United Kingdom.

     The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

-END-